Exhibit 99.1

Contact:	Jay Wolf First Vice President 740.657.7152 jwolf@dcb-t.com	For Immediate Release March 25, 2013

DCB FINANCIAL CORP APPOINTS TWO NEW DIRECTORS

LEWIS CENTER, Ohio, March 25, 2013 — DCB Financial Corp, (OTC Bulletin Board DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) appointed Michael Priest, President of JMAC, Inc. and the Columbus Blue Jackets, and Tom Mitevski, Executive Vice President of DGD Group, Inc., as new Class I directors. The appointments were effective March 21, 2013.

Priest, 49, is the President of JMAC, Inc. and the Columbus Blue Jackets professional hockey club. In his role with the Columbus Blue Jackets, he oversees all aspects of the franchise operations and serves as the Alternate Governor for the club on all National Hockey League-related matters. Priest is a Certified Public Accountant, serves on the Executive Committee of the Greater Columbus Sports Commission and is active in numerous charitable activities.

Mitevski, 46, is the Executive Vice President of DGD Group, Inc., a privately owned holding and investment company. Previously he served as an Executive Vice President with Fifth Third Bank from 2001 to 2011. Mitevski is a former executive of two regional Bank Holding Companies and serves on the boards of Big Brothers/Big Sisters Central Ohio and the American Cancer Society.

“DCB Financial Corp shareholders will benefit tremendously from the perspectives, diverse insights and depth of experience these two leaders possess,” said DCBF President Ronald J. Seiffert. “They have a range of expertise in leading large, complex organizations that will enhance the board of directors. We look forward to the contributions each of them will make.”

About DCB Financial Corp:

DCB Financial Corp is the financial holding company of The Delaware County Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Delaware, Union and northern Franklin Counties in Central Ohio. The Delaware County Bank was established in 1950 and is one of the largest community banks in Central Ohio.

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